Filed Pursuant to Rule 424(b)(3)

Registration No. 333-136746

[Valley Bancorp Letterhead]

1300 S. Jones Blvd • Las Vegas, NV 89146

(702) 821 -4100 • FAX (702) 870-6417

www.valleybancorp.com

September 7, 2006

Dear Stockholder:

In a recent mailing from our transfer agent, you should have received a proxy card for our Special Shareholder Meeting.

There was an error in printing of your proxy card, indicating an incorrect date for the meeting.

Please note the date of the Vallev Bancorp Special Shareholder Meeting is Friday. October 6. 2006. at 8:00 am.

We have enclosed a revised yellow proxy card and return envelope. We ask that you complete, sign and return the yellow proxy card, at your earliest convenience. Please disregard the previous proxy card.

We apologize for any inconvenience this may have caused you.

If you should have any questions, please feel free to call me directly at 702.821.4114.

Sincerely,

/s/ Judith Lindsay
Judith Lindsay
Vice President/Investor Relations Officer

Encl.

SPECIAL MEETING OF SHAREHOLDERS OF

VALLEY BANCORP

October 6, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” the listed proposition.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

FOR AGAINST ABSTAIN

1. Proposal to approve the merger pursuant to which Valley Bancorp will be merged into Community Bancorp, under the terms of the Agreement to Merge and Plan of Reorganization dated as of June 28, 2006, by and among Community Bancorp and Valley Bancorp.

THIS PROXY CONFERS AUTHORITY TO VOTE “FOR” AND WILL BE VOTED “FOR” THE PROPOSITION LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VALLEY BANCORP

PROXY

PLEASE SIGN AND RETURN IMMEDIATELY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barry L. Hulin and Thomas J. Krob, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Valley Bancorp held of record by the undersigned on August 21, 2006, at the special meeting of shareholders to be held on October 6, 2006, or any adjournment of such Meeting.

(Continued and to be signed on the reverse side.)

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